Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES

PATENT-PROTECTED METOCLOPRAMIDE-ZYDIS®

- Zydis® Technology Provides Fast-Dissolving, Patient-Friendly Formulation -

RALEIGH, NC, September 5, 2007—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Wilmington Pharmaceuticals has granted Salix the exclusive, worldwide right to metoclopramide-Zydis®. Metoclopramide is indicated for short-term (4-12 weeks) therapy for adults with symptomatic documented gastroesphageal reflux who fail to respond to conventional therapy and for the relief of symptoms associated with acute and recurrent diabetic gastric stasis. Wilmington Pharmaceuticals plans to file a New Drug Application for their Zydis formulation of metoclopramide with the U.S. Food and Drug Administration during the fourth quarter of 2007. The product has patent protection until 2022, and additional patent protection pending that, if issued, will provide patent protection until 2025. Salix is required to make a small up-front payment to Wilmington, a regulatory milestone payment to Wilmington upon NDA approval and to pay royalties to Wilmington on net sales. Additionally, Salix has entered into a separate agreement with Catalent Pharma Solutions to supply the product. Catalent’s Zydis® technology is a unique, freeze-dried oral solid dosage form that disintegrates rapidly on the tongue and can be taken without water.

“Salix is expanding its product portfolio with the acquisition of a fast-dissolving formulation of metoclopramide,” stated Carolyn Logan, President and Chief Executive Officer, Salix. “Market research indicates a high level of demand for a patient-friendly formulation of this widely-prescribed agent. We believe the availability of metoclopromide-Zydis® should serve to increase patient compliance and, in many instances, provide an economical alternative to emergency room visits and/or intravenous infusion by patients suffering from nausea and gastric distress.”

Commenting on the agreement, Eugene Haley, Chief Executive Officer, Wilmington Pharmaceuticals, stated, “We are very pleased with the opportunity to have Salix commercialize metoclopramide-Zydis®. Much like Salix, we pride ourselves in our specialized strategy to create value while avoiding the cost and risk associated with much larger and less-focused pharmaceutical product development. We are confident that Salix will dedicate the marketing and sales expertise necessary to optimize the commercial potential of metoclopramide-Zydis®.”

Wilmington Pharmaceuticals, LLC creates valuable new medicines while avoiding the large development and support staff of traditional pharmaceutical companies. Their efforts bring patient-friendly drug delivery technologies to well-established drug products that are only available in less than optimal dosage forms.

Catalent Pharma Solutions, headquartered in Somerset, NJ, is the world leader in providing advanced dosage form delivery technologies. Catalent’s Zydis® is the fastest dissolving oral tablet in the world. Zydis® is a unique, freeze-dried oral solid dosage form that can be swallowed without water, because it dissolves rapidly on the tongue in less than three seconds. Zydis® offers the potential for added patient and consumer convenience, enhanced drug performance and improved patient compliance.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium

Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, encapsulated mesalamine granules and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties, including Eisai, for sales outside the core markets we sell to ourselves; risks of regulatory review, including specifically for balsalazide tablet, and clinical trials; potential generic and other competition; market acceptance for approved products; intellectual property risks; the need to acquire additional products; and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.